Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS FINANCIAL RESULTS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2017 AND ANNOUNCES QUARTERLY CASH DIVIDEND

Clarksville, Indiana—November 15, 2017. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank (the "Bank"), today reported net income and net income available to common shareholders of $9.3 million, or $3.97 per diluted common share, for the year ended September 30, 2017 compared to net income of $7.9 million and net income available to common shareholders of $7.8 million, or $3.41 per diluted common share, for the year ended September 30, 2016. Also, the Company announced today that its Board of Directors declared a quarterly cash dividend of $0.14 per common share. The dividend will be paid on or about December 29, 2017 to stockholders of record as of the close of business on December 1, 2017.

On July 21, 2017, the Company announced that a definitive agreement had been executed with The First National Bank of Odon (“FNBO”) providing for the acquisition of FNBO by the Company through a merger of FNBO with and into the Bank. The all-cash transaction is valued at approximately $10.6 million, subject to adjustment, and is subject to approval of FNBO’s shareholders and regulatory approval. The transaction is expected to close in the first calendar quarter of 2018.

During the year ended September 30, 2017, the Company recognized merger related expenses of $165,000 associated with its pending acquisition of FNBO. Excluding the merger related expenses, net of tax, the Company would have reported net income available to common shareholders of $9.5 million (non-GAAP measure)(1) and net income per common diluted share of $4.04 (non-GAAP measure)(1). During the year ended September 30, 2016, the Company recognized a $4.7 million historic structure rehabilitation tax credit related to its equity investment in a community-based economic development (“CBED”) project, which resulted in a net tax benefit of $2.3 million for the year. As a result of the recognition of the tax credit, the Company also recognized a $4.2 million impairment loss in noninterest income during the year ended September 30, 2016 related to the equity investment in the CBED project. The net impact of the tax benefit and the impairment loss was a $332,000 increase in net income for the year ended September 30, 2016. During the year ended September 30, 2016, the Company also recognized $2.0 million in other income related to the gain on sale of its commercial real estate development in New Albany, Indiana (“Wesley Commons”). Excluding these nonrecurring items, net of tax, the Company would have reported net income available to common shareholders of $6.5 million (non-GAAP measure)(1), or $2.80 per diluted common share (non-GAAP measure)(1), for the year ended September 30, 2016.

(1) Non-GAAP net income available to common shareholders and net income per common diluted share excludes certain nonrecurring items. A reconciliation to GAAP and discussion of the use of non-GAAP measures is included in the table below.

Net interest income increased $4.2 million for the year ended September 30, 2017 as compared to the year ended September 30, 2016. Interest income increased $4.5 million when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $90.0 million, from $696.6 million for 2016 to $786.6 million for 2017, and an increase in the average tax-equivalent yield, from 4.41% for 2016 to 4.52% for 2017. Interest expense increased $290,000 when comparing the two periods due to an increase in the average balance of interest-bearing liabilities of $63.3 million, from $591.1 million for 2016 to $654.4 million for 2017, which more than offset a decrease in the average cost of interest-bearing liabilities, from 0.70% for 2016 to 0.68% for 2017.

The Company recognized $1.3 million in provision for loan losses for the year ended September 30, 2017, due primarily to growth in the commercial real estate loan portfolio, as compared to $637,000 of provision for loan losses recognized for the year ended September 30, 2016. The loan portfolio increased $68.8 million during the year ended September 30, 2017 while the allowance for loan losses increased to $8.1 million. Nonperforming loans, which consist of nonaccrual loans and loans over 90 days past due and still accruing interest, increased $19,000 to $3.9 million at September 30, 2017.

Noninterest income increased $5.3 million for the year ended September 30, 2017 as compared to the year ended September 30, 2016. The increase was due primarily to a $4.2 million impairment loss on a historic tax credit investment during the year ended September 30, 2016 that was not repeated in 2017 as well as an increase in net gain on sales of loans guaranteed by the U.S. Small Business Administration (“SBA”) of $3.5 million. The total net gain on sales of loans guaranteed by the SBA was $4.2 million for the year ended September 30, 2017 as compared to $715,000 for the year ended September 30, 2016. The aforementioned increases in noninterest income were offset by decreases in the net gain on sale of real estate development and net gain on trading account securities of $1.9 million and $548,000, respectively. The decrease in the net gain on sale of real estate development is due to the sale of the Company’s commercial real estate development in September 2016. The net gain on trading account securities was $200,000 for the year ended September 30, 2017 as compared to $748,000 for the year ended September 30, 2016.

Noninterest expense increased $2.5 million for the year ended September 30, 2017 as compared to the year ended September 30, 2016 primarily due to an increase in compensation and benefits of $2.2 million, which more than offset a decrease in data processing of $230,000. The increase in compensation and benefits was attributable to the addition of new employees to support the Company’s SBA lending activities as well as normal salary and benefits increases. The decrease in data processing was primarily due to new contracts signed in 2017, which resulted in a decrease in monthly processing fees.

The Company recognized income tax expense of $2.5 million for the year ended September 30, 2017 as compared to income tax benefit of $2.3 million for the year ended September 30, 2016. The tax benefit for 2016 was due to the recognition of $4.7 million in historic tax credits during the period.

Results of Operations for the Three Months Ended September 30, 2017 and 2016

The Company reported net income and net income available to common shareholders of $2.3 million, or $0.99 per diluted common share, for the three month period ended September 30, 2017 compared to net income and net income available to common shareholders of $2.8 million, or $1.22 per diluted common share, for the three month period ended September 30, 2016.

During the three months ended September 30, 2017, the Company recognized $138,000 of merger related expenses associated with its acquisition of FNBO. Excluding the merger related expenses, net of tax, the Company would have reported net income available to common shareholders of $2.5 million (non-GAAP measure)(1) and net income per diluted common share of $1.05 (non-GAAP measure)(1). Excluding the $2.0 million gain on sale of Wesley Commons discussed above, the Company would have reported net income available to common shareholders of $1.7 million (non-GAAP measure)(1), or $0.76 per diluted common share (non-GAAP measure)(1), for the quarter ended September 30, 2016.

Net interest income increased $1.0 million for the three months ended September 30, 2017 as compared to the same period in 2016. Interest income increased $1.3 million when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $109.7 million, from $719.9 million for 2016 to $829.6 million for 2017, and an increase in the average tax-equivalent yield, from 4.50% for 2016 to 4.59% for 2017. Interest expense increased $215,000 due to an increase in the average balance of interest-bearing liabilities of $73.8 million, from $613.5 million for 2016 to $687.3 million for 2017, and an increase in the average cost of interest-bearing liabilities, from 0.69% for 2016 to 0.74% for 2017.

The Company recognized $299,000 in provision for loan losses for the three months ended September 30, 2017, due primarily to an increase of $21.7 million in the loan portfolio, as compared to $209,000 of provision for loan losses recognized for the same period in 2016. The Company recognized net charge-offs of $202,000 for the three months ended September 30, 2017 as compared to net charge-offs of $56,000 for the same period in 2016.

(1) Non-GAAP net income available to common shareholders and net income per common diluted share excludes certain nonrecurring items. A reconciliation to GAAP and discussion of the use of non-GAAP measures is included in the table below.

Noninterest income decreased $476,000 for the three months ended September 30, 2017 as compared to the same period in 2016. The decrease was due primarily to a decrease in the net gain on sale of real estate development of $1.9 million due to the sale of the Company’s commercial real estate development in September 2016, which more than offset an increase in the net gain on sale of loans guaranteed by the SBA of $1.3 million. The total net gain on sales of loans guaranteed by the SBA was $1.5 million for the three months ended September 30, 2017 as compared to $202,000 for the same period in 2016.

Noninterest expense increased $1.3 million for the three months ended September 30, 2017 as compared to the same period in 2016. The increase was due primarily to an increase in compensation and benefits of $779,000 attributable to the addition of new employees to support the Company’s SBA lending activities as well as normal salary and benefits adjustments.

The Company recognized income tax expense of $840,000 for the three months ended September 30, 2017, for an effective tax rate of 26.4%, as compared to income tax expense of $1.2 million, for an effective tax rate of 30.1% for the same period in 2016. The decrease in effective tax rate was the result of an increase in tax-exempt investment income.

Comparison of Financial Condition at September 30, 2017 and September 30, 2016

Total assets increased $94.6 million, from $796.5 million at September 30, 2016 to $891.1 million at September 30, 2017. Net loans increased $67.8 million, due primarily to continued growth in the commercial real estate loan portfolio. Total deposits increased $89.9 million due primarily to increases in interest-bearing deposit accounts and noninterest-bearing deposit accounts of $73.5 million and $16.4 million, respectively. The increase in interest-bearing deposits was due primarily to an increase in cash management accounts.

Stockholders’ equity increased $6.5 million, from $86.6 million at September 30, 2016 to $93.1 million at September 30, 2017, due to net income, less dividends, of $8.1 million partially offset by a decrease of $1.8 million in accumulated other comprehensive income. At September 30, 2017, the Company and Bank were considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

YEARS ENDED SEPTEMBER 30, 2017 AND 2016

	Three Months Ended		Years Ended
	September 30,		September 30,
OPERATING DATA:	2017	2016	2017	2016
(In thousands, except share and per share data)

Total interest income	$9,023	$7,761	$33,917	$29,456
Total interest expense	1,271	1,056	4,457	4,167

Net interest income	7,752	6,705	29,460	25,289
Provision for loan losses	299	209	1,301	637

Net interest income after provision for loan losses	7,453	6,496	28,159	24,652

Total noninterest income	2,766	3,242	8,625	3,372
Total noninterest expense	7,040	5,721	24,951	22,435

Income before income taxes	3,179	4,017	11,833	5,589
Income tax expense (benefit)	840	1,211	2,520	(2,322)

Net Income	$2,339	$2,806	$9,313	$7,911

Less: Preferred stock dividends declared	-	-	-	(62)

Net Income available to common shareholders	$2,339	$2,806	$9,313	$7,849

Net Income per common share, basic	$1.05	$1.27	$4.20	$3.57
Weighted average common shares outstanding, basic	2,225,189	2,204,787	2,219,088	2,200,258

Net Income per common share, diluted	$0.99	$1.22	$3.97	$3.41
Weighted average common shares outstanding, diluted	2,352,314	2,307,035	2,346,008	2,303,628

Performance ratios (three month data annualized):
Return on average assets	1.06%	1.43%	1.10%	1.03%
Return on average equity	10.18%	13.25%	10.56%	9.04%
Return on average common stockholders' equity	10.18%	13.25%	10.56%	9.73%
Interest rate spread	3.85%	3.81%	3.84%	3.71%
Net interest margin	3.98%	3.91%	3.95%	3.81%
Efficiency ratio (1)	66.93%	57.94%	65.13%	68.20%

	September 30,	September 30,	Increase
FINANCIAL CONDITION DATA:	2017	2016	(Decrease)
(Dollars in thousands, except per share data)

Total assets	$891,133	$796,516	$94,617
Cash and cash equivalents	34,259	29,342	4,917
Investment securities	188,152	186,914	1,238
Loans held for sale	25,635	5,471	20,164
Gross loans	594,548	525,733	68,815
Allowance for loan losses	8,092	7,122	970
Interest earning assets	832,856	738,925	93,931
Goodwill	7,936	7,936	-
Core deposit intangibles	693	1,037	(344)
Noninterest-bearing deposits	96,283	79,859	16,424
Interest-bearing deposits	573,099	499,608	73,491
FHLB borrowings	118,065	121,633	(3,568)
Total liabilities	798,018	709,936	88,082
Stockholders' equity	93,115	86,580	6,535

Book value per common share	$41.52	$39.27	$2.25
Tangible book value per common share (1)	37.68	35.20	2.48

Non-performing assets:
Nonaccrual loans	$3,823	$3,875	$(52)
Accruing loans past due 90 days	93	22	71
Total non-performing loans	3,916	3,897	19
Foreclosed real estate	852	519	333
Other nonperforming assets	-	-	-
Total non-performing assets	$4,768	$4,416	$352

Troubled debt restructurings classified as performing loans	$7,041	$7,486	$(445)

Asset quality ratios:
Allowance for loan losses as a percent of
total gross loans	1.36%	1.35%	0.01%
Allowance for loan losses as a percent of
nonperforming loans	206.64%	182.76%	23.88%
Nonperforming loans as a percent of total gross loans	0.66%	0.74%	-0.08%
Nonperforming assets as a percent of total assets	0.54%	0.55%	-0.02%

(1)	See non-GAAP financial measures for additional information relating to calculation of this item

NON-GAAP FINANCIAL MEASURES:

The following non-GAAP financial measures used by the Company provide information useful to investors in understanding the Company's performance.  The Company believes the financial measures presented below are important because of their widespread use by investors as a means to evaluate capital adequacy and earnings.  The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company's consolidated financial statements.

	Three Months Ended		Years Ended
	September 30,		September 30,
Net Income Available to Common Shareholders	2017	2016	2017	2016
(Dollars in thousands)
Net income available to common shareholders (Non-GAAP)	$2,477	$1,743	$9,478	$6,454
Less: Merger related expenses, net of tax effect	(138)	-	(165)	-
Less: Net gain on sale of real estate development, net of tax effect	-	1,063	-	1,063
Less: Net impact of tax credit investment, net of tax effect	-	-	-	332
Net income available to common shareholders (GAAP)	$2,339	$2,806	$9,313	$7,849

	Three Months Ended		Years Ended
	September 30,		September 30,
Net Income per Common Share, Diluted	2017	2016	2017	2016

Net income per common share, diluted (non-GAAP)	$1.05	$0.76	$4.04	$2.80
Less: Merger related expenses, net of tax effect	(0.06)	-	(0.07)	-
Less: Net gain on sale of real estate development, net of tax effect	-	0.46	-	0.46
Less: Net impact of tax credit investment, net of tax effect	-	-	-	0.15
Net income per common share, diluted (GAAP)	$0.99	$1.22	$3.97	$3.41

	Three Months Ended		Years Ended
	September 30,		September 30,
Efficiency Ratio	2017	2016	2017	2016
(Dollars in thousands)
Noninterest expense	$7,040	$5,721	$24,951	$22,435

Net interest income	7,752	6,705	29,460	25,289

Noninterest income	2,766	3,242	8,625	3,372
Less: Loss on tax credit investment	-	(73)	226	4,236
Noninterest income less loss (gain) on tax credit investment	$2,766	$3,169	$8,851	$7,608
Efficiency ratio	66.93%	57.94%	65.13%	68.20%

	September 30,	September 30,
Tangible Book Value Per Common Share:	2017	2016
(Dollars in thousands, except share and per share data)
Total common stockholders' equity	$93,115	$86,580
Less: goodwill and core deposit intangibles	(8,629)	(8,973)
Tangible common equity	84,486	77,607

Common shares outstanding	2,242,454	2,204,787

Tangible book value per common share	$37.68	$35.20